Exhibit 99

FOR RELEASE, Tuesday, September 16, 2003	For Further Information Contact:
2:00 PM Pacific Daylight Time	James Gonzalez, Investor Relations (310) 231-4033 or jagonzalez@kbhome.com Kate Mulhearn, Media Contact (310) 231-4147 or kmulhearn@kbhome.com

KB HOME REPORTS RECORD THIRD QUARTER RESULTS
Revenues of $1.44 billion, up 12%; EPS increases 19% to a record $2.33
Net orders up 16%; Backlog increases 29% to an all-time high of $3.40 billion

     Los Angeles, CA, September 16, 2003 – KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today announced record financial results for its third quarter ended August 31, 2003. Highlights include:

•	The Company’s total revenues in the third quarter of 2003 reached $1.44 billion, an all-time third quarter high, up 12% from the previous high of $1.29 billion posted in 2002. Net income for the third quarter of 2003 totaled $97.8 million, the highest level for any third quarter in the Company’s history, increasing 17% from $83.9 million in the third quarter of 2002. Diluted earnings per share also established a new third quarter record of $2.33 in 2003, increasing 19% from $1.95 per diluted share in the third quarter of 2002.

•	During the first nine months of 2003, the Company delivered 18,457 homes compared with 17,520 delivered in the first nine months of 2002. Total revenues for the first three quarters of 2003 reached $3.98 billion, up 19% from $3.35 billion in the first three quarters of 2002. The Company’s construction operating margin improved 60 basis points to 8.8% for the nine months ended August 31, 2003 and fueled a 22% increase in net income to $232.0 million from $190.6 million for the nine months ended August 31, 2002. Diluted earnings per share for the first three quarters of 2003 set a new Company record of $5.51, advancing 28% from the prior record of $4.29 per share in the same period of 2002. The Company continued its share buyback activity in 2003, completing the repurchase of two million shares of its common stock during the nine-month period ended August 31.

•	Company-wide net orders for the quarter ended August 31, 2003 established a new third quarter record, increasing 16% to 7,319 from the 6,319 net orders reported for the same quarter of 2002. Year-over-year net order growth was driven by higher net orders from the Company’s operations in the Southwest and Southeast regions of the U.S., and in France. The Company’s recent acquisitions have significantly expanded its territory in the Southeast region and set the stage for continued net order momentum.

•	Backlog at August 31, 2003, in terms of both units and dollars, was the highest of any quarter-end in the Company’s history. The dollar value of backlog at August 31, 2003 totaled approximately $3.40 billion, up 29% from the same period of 2002, and represents a strong pipeline of future revenues for the remainder of 2003 and the first half of 2004. The Company’s backlog at August 31, 2003 stood at 16,572 units, which was up 3,011 units or 22% from 13,561 units at August 31, 2002.

•	Subsequent to the quarter-end, on September 5, 2003, the Company completed the acquisition of Chicago, Illinois-based Zale Homes, a privately-held builder of single-family homes. Zale generated revenues of just over $100 million and delivered approximately 300 homes in the greater Chicago area in 2002. The acquisition marks the Company’s entry into the Chicago market, the fifth largest single-family homebuilding market in the United States.

     “The acquisition of Zale, one of the leading homebuilders in Chicago, is an exciting step toward strategically positioning KB Home in one of the largest markets in the U.S. as well as in the Midwest, where the potential for growth is strong,” said Bruce Karatz, chairman and chief executive officer. “The acquisition extends the reach of KB Home beyond the Sunbelt and gives us a new opportunity to further diversify our operations into a dynamic market. The Zale family has developed an outstanding reputation during its more than 50 years in the homebuilding industry as a result of its customer-oriented approach and commitment to quality, making Zale an excellent fit with KB Home.”

     Total revenues for the third quarter of 2003 amounted to $1.44 billion, up 12% from the year-earlier quarter revenues of $1.29 billion. Housing revenues rose 11% to $1.39 billion from $1.25 billion in the year-earlier quarter as a result of increases in both unit volume and average selling prices. Unit deliveries rose 6% to 6,850 in the third quarter of 2003 from 6,490 in the same quarter of 2002, while the Company’s overall average selling price rose 5% to $203,600 in 2003 from $193,100 in 2002. The year-over-year growth in the Company’s average selling price in 2003 reflected increases in all of the Company’s geographic regions except its Southeast region.

     Construction operating income for the third quarter increased 16% to $137.3 million in 2003 from $118.8 million in the year-earlier quarter due to the combined effects of higher unit volume and an improved operating margin. The Company’s housing gross margin increased 140 basis points to 22.8% for the three months ended August 31, 2003 from 21.4% for the same period of 2002 primarily due to operating efficiencies achieved as well as the favorable pricing environment. The Company’s construction operating margin increased to 9.7% in the third quarter of 2003 from 9.4% in the third quarter of 2002. Net income rose to an all-time third quarter high of $97.8 million in 2003, up 17% from $83.9 million in the third quarter of 2002.

     “The Company’s record financial results for the third quarter demonstrated the continued merits of the Company’s operational business model,” Karatz said. “During the quarter, our margins continued to expand as we maintained adherence to our operational disciplines and achieved efficiencies. In addition, strong demand by our customers against a backdrop of economic growth and improving consumer confidence reinforced the positive operating climate. Our outlook for the remainder of 2003 and our current view of 2004 are favorable as we anticipate being able to maintain our margins in light of current macroeconomic trends.”

     The Company generated 7,319 net orders for the quarter ended August 31, 2003, which marked a new third quarter record and represented an increase of 16% from the 6,319 net orders posted for the same quarter of 2002. In each month of the quarter, the Company’s net orders were up on a year-over-year basis. The third quarter net order growth propelled the Company’s backlog to the highest quarter-end level in its history. The Company’s backlog value reached approximately $3.40 billion at August 31, 2003, a 29% increase compared to $2.64 billion at August 31, 2002. Total backlog units at August 31, 2003 were up 22% year-over-year to 16,572 units due to increases in all geographic regions in which the Company operates except for its Central region. The record backlog at the end of the third quarter supports the Company’s growth goals for delivery volume in 2004.

     “The demand for affordable single-family homes remained solid during the quarter and pushed our backlog to an all-time high,” said Karatz. “Although interest rates have moved up over the past couple of months, our Company-wide net orders for the month of August 2003 still showed a double-digit percentage year-over-year increase. While interest rates continue to remain at historic lows, we believe that the adverse impact on demand of a further uptick in interest rates would be offset by the favorable effects of economic recovery and improving consumer sentiment as well as the constrained supply of new and existing home inventory.”

The Conference Call on the Third Quarter 2003 Earnings will be broadcast live TOMORROW at 7:00 AM Pacific Daylight Time, 10:00 AM Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s Web site at www.kbhome.com.

     KB Home is one of America’s largest homebuilders with domestic operating divisions in the following regions and states: West Coast — California; Southwest — Arizona, Nevada and New Mexico; Central — Colorado, Illinois and Texas; and Southeast — Florida, Georgia and North Carolina. Kaufman & Broad S.A., the Company’s majority-owned subsidiary, is one of the largest homebuilders in France. In fiscal 2002, the Company delivered 25,565 homes in the United States and France. It also operates KB Home Mortgage Company, a full-service mortgage company for the convenience of its buyers. Founded in 1957, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 1-888-KB-HOMES or visit the Company’s Web site at www.kbhome.com.

     Except for the historical information contained herein, certain matters discussed in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects, and future Company actions and their expected results. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, the continued impact of terrorist activities and U.S. response, accelerating recessionary trends and other adverse changes in general economic conditions, material prices, labor costs, interest rates, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect the Company’s operations in France), environmental factors, government regulations affecting the Company’s operations, the availability and cost of land in desirable areas, unanticipated violations of Company policy, unanticipated legal proceedings, and conditions in the capital, credit and homebuilding markets. See the Company’s Annual Report on Form 10-K and its Annual Report to Shareholders for the year ended November 30, 2002 and its other filings for a further discussion of these and other risks and uncertainties applicable to the Company’s business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF INCOME
For the Nine Months and Three Months Ended August 31, 2003 and 2002
(In Thousands, Except Per Share Amounts — Unaudited)

	Nine Months		Three Months

	2003	2002	2003	2002

Total revenues	$3,977,313	$3,348,288	$1,442,259	$1,292,969

Construction:
Revenues	3,920,387	3,282,582	1,418,075	1,266,726
Costs and expenses	(3,574,058)	(3,013,396)	(1,280,729)	(1,147,929)

Operating income	346,329	269,186	137,346	118,797
Interest income	2,041	3,411	568	828
Interest expense, net of amounts capitalized	(18,398)	(22,685)	(2,400)	(7,744)
Minority interests	(12,690)	(8,589)	(3,995)	(4,302)
Equity in pretax income of unconsolidated joint ventures	1,453	3,606	764	1,008

Construction pretax income	318,735	244,929	132,283	108,587

Mortgage banking:
Revenues:
Interest income	11,089	17,139	3,026	5,990
Other	45,837	48,567	21,158	20,253

	56,926	65,706	24,184	26,243
Expenses:
Interest	(5,132)	(8,512)	(1,294)	(2,955)
General and administrative	(24,201)	(17,605)	(9,158)	(6,683)

Mortgage banking pretax income	27,593	39,589	13,732	16,605

Total pretax income	346,328	284,518	146,015	125,192
Income taxes	(114,300)	(93,900)	(48,200)	(41,300)

Net income	$232,028	$190,618	$97,815	$83,892

Basic earnings per share	$5.87	$4.54	$2.51	$2.06

Diluted earnings per share	$5.51	$4.29	$2.33	$1.95

Basic average shares outstanding	39,560	42,010	38,895	40,698

Diluted average shares outstanding	42,135	44,480	41,946	43,070

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	August 31,	November 30,	August 31,
	2003	2002	2002

ASSETS
Construction:
Cash and cash equivalents	$50,387	$309,434	$96,639
Receivables	369,088	403,957	367,707
Inventories	2,867,152	2,173,497	2,199,884
Investments in unconsolidated joint ventures	29,142	21,023	8,935
Deferred income taxes	158,329	178,022	119,667
Goodwill	215,520	194,614	194,163
Other assets	129,395	110,887	102,764

	3,819,013	3,391,434	3,089,759

Mortgage banking:
Cash and cash equivalents	20,124	20,551	24,240
Receivables	264,185	599,569	483,257
Other assets	13,428	13,986	15,450

	297,737	634,106	522,947

Total assets	$4,116,750	$4,025,540	$3,612,706

LIABILITIES AND STOCKHOLDERS’ EQUITY
Construction:
Accounts payable	$523,089	$487,237	$427,565
Accrued expenses and other liabilities	441,925	466,876	354,646
Mortgages and notes payable	1,442,171	1,167,053	1,174,968

	2,407,185	2,121,166	1,957,179

Mortgage banking:
Accounts payable and accrued expenses	34,537	34,104	48,945
Notes payable	162,670	507,574	396,281
Collateralized mortgage obligations secured by mortgage-backed securities	8,603	14,079	16,523

	205,810	555,757	461,749

Minority interests	77,458	74,266	65,612
Stockholders’ equity	1,426,297	1,274,351	1,128,166

Total liabilities and stockholders’ equity	$4,116,750	$4,025,540	$3,612,706

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2003 and 2002
(Unaudited)

	Nine Months		Three Months

Construction Revenues:	2003	2002	2003	2002

Housing	$3,802,426	$3,253,900	$1,394,434	$1,253,073
Commercial	105,638	25,828	15,246	13,057
Land	12,323	2,854	8,395	596

Total	$3,920,387	$3,282,582	$1,418,075	$1,266,726

	Nine Months		Three Months

Costs and Expenses:	2003	2002	2003	2002

Construction and land costs
Housing	$2,961,413	$2,581,551	$1,075,924	$985,154
Commercial	83,645	19,382	13,244	10,275
Land	11,247	2,575	8,221	479

Subtotal	3,056,305	2,603,508	1,097,389	995,908
Selling, general and administrative expenses	517,753	409,888	183,340	152,021

Total	$3,574,058	$3,013,396	$1,280,729	$1,147,929

	Nine Months		Three Months

Interest Expense:	2003	2002	2003	2002

Interest incurred	$89,674	$74,007	$28,540	$26,143
Interest capitalized	(71,276)	(51,322)	(26,140)	(18,399)

Interest Expense	$18,398	$22,685	$2,400	$7,744

	Nine Months		Three Months

Other Information:	2003	2002	2003	2002

Depreciation and amortization	$15,942	$12,321	$5,503	$4,003
Amortization of previously capitalized interest	46,863	46,830	16,649	18,213

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2003 and 2002
(Unaudited)

	Nine Months		Three Months

Average Sales Price:	2003	2002	2003	2002

West Coast	$352,200	$308,200	$351,400	$319,000
Southwest	177,300	170,900	180,000	166,800
Central	149,100	145,000	146,300	145,300
Southeast	157,000	166,400	155,100	161,600
France	200,900	155,500	201,400	165,600

Total	$206,000	$185,700	$203,600	$193,100

	Nine Months		Three Months

Unit Deliveries:	2003	2002	2003	2002

West Coast	3,763	3,484	1,339	1,469
Southwest	4,685	4,232	1,731	1,574
Central	5,075	6,860	1,851	2,381
Southeast	2,312	398	1,017	130
France	2,622	2,546	912	936

Total	18,457	17,520	6,850	6,490

Unconsolidated Joint Ventures:	144	294	59	97

	Nine Months		Three Months

Net Orders:	2003	2002	2003	2002

West Coast	4,663	4,975	1,410	1,386
Southwest	5,881	4,714	1,912	1,680
Central	5,889	7,004	1,913	2,236
Southeast	2,900	515	1,130	202
France	2,932	2,746	954	815

Total	22,265	19,954	7,319	6,319

Unconsolidated Joint Ventures:	394	166	136	54

	August 31, 2003		August 31, 2002

Backlog Data:	Backlog Units	Backlog Value	Backlog Units	Backlog Value

West Coast	3,280	$1,142,247	3,134	$989,927
Southwest	3,991	729,195	3,033	512,872
Central	4,473	643,354	4,739	700,280
Southeast	2,353	389,373	443	71,766
France	2,475	497,475	2,212	366,733

Total	16,572	$3,401,644	13,561	$2,641,578

Unconsolidated Joint Ventures:	295	$47,726	$85	$8,447